Exhibit 5.1



                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             ONE NEWARK CENTER
                          NEWARK, NEW JERSEY 07102
                               (973) 639-6800


                                                           January 25, 2001



PSE&G Transition Funding LLC
80 Park Plaza, T-8E
Newark, New Jersey 07102

               Re:  PSE&G Transition Funding LLC

Ladies and Gentlemen:

        We have acted as special New Jersey counsel to PSE&G Transition Funding LLC, a Delaware limited liability company (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-83635), as amended (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), which was declared effective by the SEC on January 24, 2001, relating to transition bonds (the "Transition Bonds") of the Company to be issued under the Indenture to be dated January 31, 2001 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

        We are familiar with the proceedings taken with respect to the authorization, issuance and sale of the Transition Bonds. In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, other than the Company, of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, Public Service Electric and Gas Company and others.

        The opinion expressed below is based on the assumptions that:

        (a) the proposed transactions are consummated as contemplated in the Registration Statement; and

        (b) prior to the issuance of the Transition Bonds:

        (i) the Amended and Restated Limited Liability Company Agreement of the Company will have been executed and delivered by an authorized representative of PSE&G as sole member of the Company;

        (ii) the Indenture will have been executed and delivered by the Company's authorized representative and by the trustee named therein;

        (iii) the Sale Agreement between the Company and PSE&G, as Seller, will have been executed and delivered; and

        (iv) the Servicing Agreement between the Company and PSE&G, as Servicer, will have been executed and delivered.

               Members of our firm are admitted to practice in the State of New Jersey, and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States.

               In rendering the opinion set forth herein, we have assumed that the execution and delivery by the Company of the Indenture and the Transition Bonds and the performance by the Company of its obligations thereunder do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject, except that we do not make such assumption with respect to those agreements and instruments which have been identified to us by the Company as being material to it; (ii) any law, rule or regulation to which the Issuer is subject, except that we do not make such assumption with respect to those laws, rules and regulations of the State of New Jersey and the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the Transition Bonds ("Applicable Laws"), but without our having made any special investigation concerning any other laws, rules or regulations; and
(iii) any judicial or regulatory order or decree of any governmental authority, except that we do not make such assumption with respect to those orders or decrees which have been identified to us by the Company as being material to it of any New Jersey or federal executive, legislative, judicial, administrative or regulatory body established under Applicable Laws.

               Based on and subject to the foregoing, we are of the opinion that, when properly executed and authenticated in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction of all other conditions contained in the Indenture and the Underwriting Agreement, the Transition Bonds will constitute valid and binding obligations of the Company, will be fully paid and non-assessable and will be enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm under the heading "Various Legal Matters Relating to the Transition Bonds" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.


                                Very truly yours,


                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP